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Mesa Energy Holdings, Inc. Provides the Results of Engineering Review on Java Field

Press Release Source: Mesa Energy Holdings, Inc. On Monday March 22, 2010, 8:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH - News), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, provides the results of an independent engineering review of the material assets of the Company in the Java Field located in Wyoming County, New York. This review was prepared by Jeffrey A. Chadwick, an independent licensed petroleum engineer on July 10, 2009, prior to the Company’s acquisition of mineral rights to approximately 3,200 acres in the Java Field. Chadwick’s review was based on an analysis of a 7,000 acre field1, therefore, the Company has adjusted Chadwick’s numbers downward to reflect the smaller acreage acquired. The Company’s existing natural gas acreage in Wyoming County, New York is estimated by Chadwick, as adjusted by the Company, to have potential gas in place in the Marcellus and associated shales in a range from 106 billion cubic feet (BCF) at 50 feet of shale thickness to 425 BCF at 200 feet of shale thickness. Accordingly, potential recoverable gas reserves using a 25% recovery factor and 200 feet of shale thickness would be approximately 106 BCF.

Based on 106 BCF of potential recoverable reserves in the shale, the Company projects total potential net revenue over the life of the project to be as much as $405 million gross before expenses, or $332 million net of expenses ($151 million at PV 10). These projections are based on a price of $5 per thousand cubic feet (MCF) of gas.

“We are very pleased with Jeff Chadwick’s findings regarding the potential of the Marcellus and associated shales in the Java Field,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “In addition to the Marcellus, we believe there are multiple stacked pay zones present in the field, including the Utica Shale, and that there is also significant potential for enhancement and expansion of the Medina Sandstone using modern technology.”

“We have completed the evaluation of our 19 existing wells and have determined which wells will be selected for testing of the Marcellus Shale as well as the best locations for the drilling of new wells. We believe we have the team and the expertise to develop our Java Field project to its fullest potential,” added Griffin.

Jeffrey Chadwick joined the Company as a member of its Advisory Board in January 2010. The Company believes it can potentially drill and complete up to 80 vertical Marcellus Shale wells on the existing project acreage and that the shales in the Java Field and surrounding area could provide an excellent opportunity to achieve significant daily production rates.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at
http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6222044&lan=en_US&anchor=www.sec.gov&index=3&md5=205eda48fe7333dd47013e89859950a9.

Additionally, Chadwick noted in his evaluation that (i) the data from the 19 existing wells on the Java Field acreage used to reach his conclusions was very limited, not verified for accuracy and not of the quality to yield accurate results and (ii) in no way did Chadwick Energy Consulting, Inc. represent or guarantee that the results presented would be achieved.

1 The Company only purchased the mineral rights to 3,235 of the 7,000 acreage.

Contact:
Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us